Exhibit 10.22

Offer management agreement

Inteq Limited (Lead Manager) REVA Medical, Inc. (Company)

Offer Management agreement

Details		3

Agreed terms		4
1.	Defined terms & interpretation	4
2.	Conditions precedent	9
3.	Lead Manager	10
4.	Conduct of the Offer	11
5.	Applications and allocations	12
6.	Settlement and issue	13
7.	Obligations of the Company	14
8.	Due Diligence Investigations	15
9.	Representations, warranties and undertakings	16
10.	Fees and expenses	18
11.	Relief from the Lead Manager’s Obligations	20
12.	Indemnity	21
13.	Continuing obligations	25
14.	Goods and services tax	25
15.	Notices and other communications	26
16.	Miscellaneous	27
Schedule 1	- Timetable	29
Schedule 2	- Warranties by the Company	30
Schedule 3	- Events causing relief of Lead Manager’ obligations	33
Schedule 4	- Confirmation certificate	37

Signing page		38

Offer Management Agreement | page 2

Details
Date
Parties

Name	Inteq Limited
ABN	16 055 971 232
Short form name	Lead Manager
Notice details	Level 6, 175 Macquarie Street, Sydney NSW 2000 AUSTRALIA
Facsimile +61 2 9229 2727
Attention: Mr Kim Jacobs, Managing Director

Name	REVA Medical, Inc.
ARBN	[to be inserted on registration as a foreign company]
Short form name	Company
Notice details	5751 Copely Drive, Suite B, San Diego CA 92111-7905 UNITED STATES OF AMERICA
Facsimile +1 858 966 3099
Attention: Mr Robert Stockman, Chairman & CEO
Background
A	The Company proposes to:
(i)	conduct the Offer and issue Offer Securities to investors pursuant to the Prospectus and the Registration Statement;

(ii)	apply for admission to the official list of ASX and for quotation of its CDIs on ASX; and

(iii)	use the proceeds of the Offer for the purposes referred to in the Prospectus.
B	The Company has requested the Lead Manager to manage the Non-US Offer and the Lead Manager has agreed to do so as set out in this agreement.

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Agreed terms
1.	Defined terms & interpretation
1.1	Defined terms

In this agreement:

Application Form means:
(a)	an application form accompanying the Prospectus or any Supplementary Prospectus, including, as the context requires a general public offer application form, broker firm application form or institutional application form; or

(b)	an application form, acceptance letter or other commitment in the form required by the Lead Manager.
Application Money means the money to apply for Offer Securities.

ASIC means the Australian Securities and Investments Commission.

ASIC Modifications means the modifications of, or exemptions from, the Corporations Act required to be obtained by the Company from ASIC to enable it to conduct the Offer in compliance with the Corporations Act (including ASIC instrument of relief INS 10-0760 dated 17 August 2010).

ASIC Deed means the deed of undertaking by the Company for the benefit of ASIC dated 19 August 2010.

ASX means ASX Limited or the financial market it operates, as the context requires.

ASX Approval means the decisions by ASX to:
(a)	admit the Company to the official list of ASX; and

(b)	grant quotation (as that expression is used in the Listing Rules) on ASX of all of the Offer Securities.
ASX Settlement means ASX Settlement Pty Ltd ACN 008 504 532.

ASX Settlement Operating Rules means the settlement rules of the settlement facility provided by ASX Settlement.

ASX Waivers means the waivers, confirmations and/or approvals required to be obtained by the Company from ASX to enable it to conduct the Offer in compliance with the Listing Rules.

Authorisation means an authorisation, approval, consent, declaration, exemption, notarisation, license, permit, concession, order, registration, qualification, decree or waiver, of a Governmental Agency or otherwise, however it is described, and in relation to anything that could be prohibited or restricted by law if a Governmental Agency acts in any way within a specified period, the expiry of that period without that action being taken, including any renewal or amendment.

Broker Firm Offer means the offer under the Prospectus to Australian and New Zealand retail investors who receive a firm allocation of Offer Securities from a broker invited by the Lead Manager to participate in that part of the Offer.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in New South Wales, Australia and San Diego, United States.

Business Hours means from 9.00am and 5.00pm on a Business Day.

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CHESS has the meaning given to that expression in the ASX Settlement Operating Rules.

CHESS Rules means the ASX Settlement Operating Rules and the provisions of the Corporations Act and Listing Rules concerning the electronic security registration and transfer system as and to the extent that they apply to the Company.

CDI means a CHESS depositary interest (within the meaning of the ASX Settlement Operating Rules) in one-tenth of a Share.

Completion will occur when all of the Offer Securities to be issued under the Offer have been issued in accordance with the Prospectus (and Registration Statement).

Confirmation Certificate means a certificate signed by two directors of the Company in the form set out in Schedule 4.

Constitution means the Amended and Restated By-Laws and the Amended and Restated Certificate of Incorporation of the Company.

Corporations Act means the Corporations Act 2001 (Cth).

Designated Bank Account means an account that satisfies the requirements of section 722 of the Corporations Act.

Disclosure Document means a document issued or published by the Company, or on behalf of the Company with its consent, in respect of the Offer, including the Prospectus, the Registration Statement, and any marketing presentation used by the Company to conduct the marketing of the Offer.

Due Diligence Committee means the committee formed by the Company in connection with the Offer pursuant to clause 8.2.

Due Diligence Investigations means the investigations conducted by or on behalf of the Company and its directors for the purpose of preparing and verifying the Prospectus and ensuring that the Prospectus complies with the Corporations Act, and includes the activities referred to in clause 8.

Due Diligence Planning Memorandum means the planning memorandum adopted by the Due Diligence Committee in respect of the Offer and the Prospectus.

Due Diligence Report means the report of the Due Diligence Committee to the directors of the Company, including all annexures to such report.

General Institutional Offer means the offer of Offer Securities to Institutional Investors in Australia and certain other jurisdictions outside the United States.

General Public Offer means the offer of Offer Securities under the Prospectus to retail investors located in Australia and New Zealand, excluding the Broker Firm Offer.

Governmental Agency means a government or government department or other body, or a governmental, semi-governmental or judicial person, or a person (whether autonomous or not) who is charged with the administration of a law, or a stock exchange.

Group means the Company and each Related Body Corporate of the Company.

GST has the meaning in section 195-1 of the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Inquiry means an investigation or inquiry in relation to the Offer by ASIC, ASX or any other regulatory body or any litigation or proceedings in relation to the Offer.

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Insolvency Event means in relation to a person:
(a)	(Receiver Appointed) a receiver, receiver and manager, administrator, trustee or similar official is appointed over any of the assets or undertaking of the person , or any similar process, procedure or event occurs in relation to the person under any applicable law (including the law of the United States);

(b)	(Payments Suspended) the person suspends payment of its debts generally;

(c)	(Unable to Pay) the person is or becomes unable to pay its debts as and when they are due or is unable to pay its debts within the meaning of any applicable law or the person may be presumed to be insolvent under any applicable law;

(d)	(Arrangements with Creditors) the person enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them;

(e)	(Winding Up) an application or order is made for the winding up, deregistration or dissolution of, or the appointment of a provisional liquidator or liquidator to the person or a resolution is passed or steps are taken to pass a resolution for the winding up, deregistration or dissolution of the person (or any similar process, procedure or event occurs in relation to the person under any applicable law (including the law of the United States) otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of the Lead Manager; or

(f)	(Administrator) an administrator is appointed in relation to the person under any applicable law, or any similar process, procedure or event occurs in relation to the person under any applicable law (including the law of the United States).
Institutional Offer means the offer of Offer Securities to Institutional Investors, and comprises the General Institutional Offer and US Offer.

Institutional Investor means, for the purposes of:
(a)	an offer in Australia, a person to whom offers and issues of Offer Securities may lawfully be made without the need for disclosure to investors under Chapter 6D of the Corporations Act by virtue of section 708(8) or 708(11) of the Corporations Act;

(b)	an offer outside Australia, a person to whom an offer or issue of Offer Securities may be lawfully made under the applicable laws of the relevant foreign jurisdiction without lodgement, registration, approval or filing with a Government Agency or other formality (other than one with which the Company is willing to comply).
Lead Brokers means Southern Cross Equities Limited and Taylor Collison Limited and Lead Broker means either of them.

Lead Manager’s Obligations means the obligations of the Lead Manager under this agreement.

Listing Rules means the Listing Rules of ASX as waived or modified by ASX in respect of the Company.

Lodgement Date means the date specified as the Lodgement Date in the Timetable.

Mandate Letter means the mandate letter agreement between the Company and the Lead Manager relating to the Offer dated 1 March 2010.

Non-US Offer means the Offer excluding the US Offer.

Non-US Offer Proceeds means the total gross amount raised under the Non-US Offer, which shall equal the total number of CDIs issued under the Non-US Offer multiplied by the Offer Price.

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Offer means the General Public Offer, the Broker Firm Offer and the Institutional Offer.

Offer Closing Date means the date specified as such in the Timetable.

Offer Opening Date means the date specified as such in the Timetable.

Offer Price means A$[1.10] per CDI (being the equivalent of A$[11.00] per Share).

Offer Proceeds means the total gross amount raised under the Offer, which shall equal the total number of CDIs issued under the Offer multiplied by the Offer Price (and shall be a minimum of A$70.0 million and up to A$85.0 million).

Offer Securities means the CDIs and Shares offered under the Offer (being a minimum of 63,636,370 CDIs representing 6,363,637 Shares and up to 77,272,730 CDIs representing 7,727,273 Shares).

Prospectus means the prospectus for the Non-US Offer in the form approved by the directors of the Company for lodgement with ASIC.

Quotation Date means the date specified as such in the Timetable.

Registration Statement means the registration statement filed with the Securities and Exchange Commission on Form S-1 (File No. 333-168852), and one or more amendments thereto, and related preliminary prospectuses for the registration, under the Securities Act, of the Offer, which registration statement, as so amended (including post-effective amendments, if any), has been declared effective by the Securities and Exchange Commission.

Related Body Corporate means a body that is a related body corporate of the Company under sections 9 and 50 of the Corporations Act.

Retail Offer means the General Public Offer and the Broker Firm Offer.

Securities Act means the United States Securities Act of 1933, as amended

Settlement Date means the date specified in the Timetable.

Share means a share of fully paid common stock in the capital of the Company.

Supplementary Prospectus means any supplementary or replacement prospectus to the Prospectus required to be lodged with ASIC under Chapter 6D of the Corporations Act in connection with the Offer.

Timetable means the timetable for the Offer set out in Schedule 1 (as it may be varied in accordance with clause 4.1).

United States means the United States of America.

US Offer means the offer of Offer Securities to Institutional Investors in the United States.

US Offer Documentation means the US Prospectus and any other document or material used by the Company to conduct, or in connection with, the US Offer.

US Prospectus means the prospectus for the Offer filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act and forming part of the Registration Statement.

Valid Application means:
(a)	in the case of the Retail Offer, an application for Offer Securities:
(i)	that is made using a duly completed Application Form which is received by the Company no later than 5.00pm on the Offer Closing Date (or such other time as

Offer Management Agreement | page 7

the Company and Lead Manager may agree) at the place specified in the Prospectus (or the Application Form) for receipt of Application Forms;

(ii)	that is not withdrawn before the Offer Closing Date; and

(iii)	in respect of which the full Application Money for all of the Offer Securities applied for is received and becomes cleared funds on or before 5.00pm on the Offer Closing Date (or such other time as the Company and Lead Manager may agree);
(b)	in the case of the Institutional Offer, an application for Offer Securities that is made by an Institutional Investor using a duly completed Application Form (which (except for applications under the US Offer) includes those details necessary to permit delivery versus payment settlement to occur through CHESS in respect of those Offer Securities by 10.00am on the Settlement Date) submitted in accordance with the applicable Disclosure Document or such instructions as are issued by the Lead Manager (or, in the case of the US Offer, by the Company).
1.2	Interpretation

In this agreement, except where the context otherwise requires:
(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, $, dollars or Australian dollars is to Australian currency;

(f)	a reference to US$ or United States dollars is to United States currency.

(g)	a reference to time is to Sydney, Australia time;

(h)	a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(i)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(j)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(k)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(l)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(m)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them severally;

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(n)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them severally;

(o)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

(p)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.
1.3	Headings

Headings are for ease of reference only and do not affect interpretation.
2.	Conditions precedent
2.1	Conditional obligations

The obligations of the Lead Manager under this agreement are conditional on:
(a)	(Due Diligence Report and Materials) delivery to the Lead Manager by the Lodgement Date of:
(i)	the Due Diligence Report signed by or on behalf of each member of the Due Diligence Committee;

(ii)	all experts reports (being the Technical Expert’s Report and the Long Form and Short Form Intellectual Property Report), the Australian and US legal sign offs, the Australian and US tax sign offs, the investigating accountant’s report to the Due Diligence Committee and the investigating accountant’s report for inclusion in the Prospectus, and all management sign offs described or contemplated in the Due Diligence Report or the Due Diligence Planning Memorandum,
each in a form and substance reasonably acceptable to the Lead Manager, and, except for those expert reports for inclusion in the Prospectus, each addressed to, and expressed to be for the benefit of, all of the members of the Due Diligence Committee;.

(b)	(US Disclosure Documentation Lodgement) the Company filing with the U.S. Securities and Exchange Commission by the Lodgement Date the Registration Statement, in form and substance reasonably satisfactory to the Lead Manager;

(c)	(Prospectus Lodgement) the Company lodging the Prospectus, in form and substance satisfactory to the Lead Manager (as evidenced by the Lead Manager’s signature of the Due Diligence Report), with ASIC by the Lodgement Date; and

(d)	(ASIC Modifications and ASX Waivers) before the Lodgement Date:
(i)	ASIC granting the ASIC Modifications; and

(ii)	ASX granting, or indicating in writing that it will be likely to grant, the ASX Waivers, such that the Offer may be conducted in accordance with the Timetable and this agreement.
The conditions in clause 2.1(a)(ii) will be treated as satisfied if the representative of the Lead Manager on the Due Diligence Committee signs the Due Diligence Report.

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2.2	Satisfaction of conditions

The Company must use its best endeavours to ensure that the conditions precedent in clause 2.1 are satisfied by their respective deadlines.

2.3	Waiver

The Lead Manager has the benefit of the conditions precedent in clause 2.1 and the Lead Manager alone may waive any or all of those conditions (on such terms as it determines in its absolute, unfettered and sole discretion) by giving notice in writing to the Company to that effect.

2.4	Notification of failure to satisfy

The Company must immediately notify the Lead Manager if any of the conditions precedent in clause 2.1 becomes incapable of being satisfied, or is not satisfied, by the relevant deadline.

2.5	Conditions not satisfied

If any of the conditions precedent in clauses 2.1 are not satisfied (or waived by the Lead Manager) by their respective deadlines, the Lead Manager (in its absolute, unfettered and sole discretion) may terminate this agreement by written notice to the Company.
3.	Lead Manager
3.1	Appointment

The Company appoints the Lead Manager on an exclusive basis to arrange and lead manage, and act as sole bookrunner for, the Non-US Offer and the Lead Manager accepts that appointment. Pursuant to this appointment, the Lead Manager must (amongst other things):
(a)	use its reasonable endeavours to procure subscriptions for the Offer Securities (other than Offer Securities offered under the US Offer) at the Offer Price;

(b)	manage the allocation of the Offer Securities (other than Offer Securities offered under the US Offer); and

(c)	manage settlement of the Offer (other than the US Offer),
3.2	US Offer excluded

The Lead Manager is not appointed to arrange, or in any way manage, the US Offer and has no obligations whatsoever with respect to the US Offer.

3.3	Lead Manager’s Obligations

Subject to this agreement, the Lead Manager must provide and carry out the Lead Manager’s Obligations with all due skill, care and diligence in accordance with accepted professional and business practices.

3.4	Co-managers and brokers to the Offer

The Lead Manager may at any time appoint co-managers and brokers, including lead brokers, to the Non-US Offer. As at the date of this agreement, the Lead Manager has appointed as joint lead brokers for the Non-US Offer, each of:
(a)	Southern Cross Equities Limited, ABN 87 071 935 441 and holder of AFSL 247027; and

(b)	Taylor Collison Limited, ABN 53 008 172 452 and holder of AFSL 247083, and each has agreed to their appointment as such and consented to the inclusion of their name in the Prospectus as a lead broker. The Lead Manager may, in its absolute discretion, terminate the appointment of either or both Lead Brokers (or any other co-manager or broker appointed by it), and will promptly notify the Company of any such termination. Subject to clause 10.2, the Lead

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Manager is responsible for all fees payable to any co-managers and/or brokers appointed by the Lead Manager with respect to the Offer.

3.5	No underwriting

Nothing in this agreement constitutes an agreement or imposes an obligation to underwrite the Offer or any part of the Offer.

3.6	No fiduciary relationship
(a)	The parties agree that it is not the intention of the parties to create a fiduciary relationship between them.

(b)	Without limiting clause 3.6(a), the parties each acknowledge and agree that:
(i)	the Company is contracting with the Lead Manager on an arms-length basis to provide the services set out in this agreement;

(ii)	the Lead Manager is not acting as the Company’s agent or in a fiduciary capacity with respect to it; and

(iii)	the Lead Manager is not assuming any duties or obligations other than those expressly set out in this agreement and the Mandate Letter.
3.7	Termination of obligations

The Lead Manager’s obligations under this agreement, including clause 3.1, cease on the earliest to occur of:
(a)	Completion;

(b)	the Lead Manager terminating this agreement in accordance with clause 11; or

(c)	the Company withdrawing the Offer or the Prospectus (or any Supplementary Prospectus).
3.8	Representations and warranties by Lead Manager

The Lead Manager represents and warrants to the Company that each of the warranties in paragraphs (a) to (d) below is true and correct in all material respects as at the date of this agreement and will remain so at all times until Completion or the earlier termination of this agreement in accordance with its terms:
(a)	it has the power to enter into and perform all of its obligations under and comply with all of the terms and conditions of this agreement;

(b)	all approvals and authorities that may be required to permit it to enter into this agreement and to perform this agreement in accordance with its terms have been obtained and remain valid and subsisting;

(c)	this agreement is a valid and binding obligation of it; and

(d)	it is a body corporate duly incorporated and validly existing under the laws of its place of incorporation.
4.	Conduct of the Offer

4.1	Timetable

The Company must conduct the Offer in accordance with the Timetable, which may only be amended by the Company with the prior consent of the Lead Manager (such consent not to be unreasonably withheld or delayed). However, the Company may withdraw the Offer at any time before allotment of the Offer Securities at its absolute discretion.

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4.2	Regulatory compliance

The Company must:
(a)	conduct the Offer in accordance with the Prospectus, the US Prospectus, its Constitution and this agreement and in accordance with;

(b)	ensure that the Prospectus and each other Disclosure Document complies with; and

(c)	ensure that advertising, publicity and all other material issued or published by it and relating to advertising and publicity of or in relation to the Offer, the Prospectus or any other Disclosure Document complies with, the Corporations Act, the Securities Act, any other applicable law or regulation (except to the extent that compliance with the same has been modified or waived, or an exemption has been granted by a person having authority to do so), the Listing Rules, any legally binding requirement of ASIC, ASX or any other Governmental Agency, the ASIC Modifications, the ASIC Deed, the ASX Waivers.

4.3	Support and access
(a)	The Company must keep the Lead Manager fully informed as to the progress of the Offer including all strategies, developments and discussions relevant to the Offer.

(b)	The Company must provide to the Lead Manager the full support of, and access to, its senior executives and the senior management, in the marketing of the Non-US Offer, including attendance and participation of such senior executives and senior management of the Company at roadshow presentations and other investor briefings.

(c)	The Company must provide to the Lead Manager advanced copies of drafts of the Prospectus (and any other Disclosure Document requested by the Lead Manager) for distribution to prospective co-managers, brokers and institutional investors and a marked copy of the lodged version of the Prospectus (and the final version of any other Disclosure Document requested by the Lead Manager) showing all changes from the draft provided to the Lead Manager for prospective co-managers, brokers and institutional investors.

(d)	The Company must provide to the Lead Manager, at the Company’s cost, such number of printed copies, and electronic copies, of the Prospectus (and any other Disclosure Document) as the Lead Manager may reasonably request.
5.	Applications and allocations

5.1	Notification of applications

The Company must direct its share registry, whenever requested by the Lead Manager, to notify the Lead Manager of:
(a)	the particulars of the applications for Offer Securities received including the number of Offer Securities applied for; and

(b)	the number of applications for Offer Securities which are not Valid Applications and the grounds on which the Company believes those applications are not Valid Applications, within a reasonable time of any such request being made.
5.2	Valid Applications

Subject to clause 5.4, the Company must accept all Valid Applications lodged:
(a)	by the Lead Manager pursuant to firm allocations made by the Lead Manager; and

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(b)	to the extent Offer Securities remain after acceptance of the Valid Applications referred to in clause 5.2(a), by other applicants on or before 5.00pm on the Offer Closing Date, up to the number of Offer Securities.

5.3	Scale back

The parties acknowledge and agree that, subject to clause 5.4, Valid Applications may be scaled back or rejected in a manner consistent with the allocation principles outlined in clause 5.4.

5.4	Allocation
(a)	Allocation of Offer Securities shall occur on the Allocation Date or such other date as the Company and the Lead Manager shall agree.

(b)	Subject to clauses 5.4(d), 5.4(e) and 5.4(f), the allocation of Offer Securities under the Offer will be determined by the Company in consultation with the Lead Manager.

(c)	Without limiting the generality of clause 5.4(a), the Company will determine, in consultation with the Lead Manager, the allocation of Offer Securities between:
(i)	the General Public Offer, the Broker Firm Offer and the Institutional Offer; and

(ii)	the General Institutional Offer and the US Offer.
(d)	Once the allocation to brokers under the Broker Firm Offer has been determined under the rest of this clause 5.4, the brokers participating in the Broker Firm Offer will determine the allocation of Offer Securities among their clients.

(e)	The Company (and not the Lead Manager) shall determine the allocation of Offer Securities under the US Offer.

(f)	In allocating Offer Securities under the Non-US Offer, to the extent they are able to, the Company and the Lead Manager shall use reasonable endeavours to ensure that the Offer Securities are allocated such that upon issue of all of the Offer Securities there will be at least 500 holders of Offer Securities each having a parcel of Offer Securities of at least A$2,000.
5.5	Acceptance of applications

Without limiting any other provision in this clause 5, the Company must not, without the prior consent of the Lead Manager:
(a)	refuse or reject a Valid Application; or

(b)	accept an application for Offer Securities under the Retail Offer that is not a Valid Application.
6.	Settlement and issue
6.1	Settlement
(a)	The Company must do, and procure its share registry to do, everything required on its or its security registry’s behalf, to facilitate the settlement of the subscriptions for the Offer Securities by 5.00pm on the Settlement Date (and in accordance with this agreement, the Prospectus, its Constitution, the Listing Rules, the ASX Settlement Operating Rules, the Corporations Act and all other applicable laws).

(b)	To the extent practicable, settlement of the subscriptions for the Offer Securities shall take place on a delivery versus payment basis in accordance with the CHESS Rules. The Lead Manager (or its nominee) will act as a broker under the CHESS Rules and manage settlement on behalf of the Company.

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6.2	Confirmation Certificate

The Company must give the Lead Manager a Confirmation Certificate duly signed by two directors of the Company no later than 10.00am on the Settlement Date.

6.3	Issue

Subject to clause 6.1(b), on or before the Settlement Date, the Company must take all necessary and appropriate steps to cause the issue on the Settlement Date of, and must issue on the Settlement Date, all the Offer Securities in respect of which Valid Applications have been received to or for the account of those applicants who submitted Valid Applications and to whom allocations have been made under clause 5.4.

6.4	Holding statements

The Company or its share registry must despatch holding statements in respect of the Offer Securities and refund cheques (if any) in accordance with the Corporations Act and the Listing Rules as soon as practicable after the Settlement Date.

6.5	No settlement support or underwriting
(a)	The parties acknowledge and agree that the Lead Manager is not providing any settlement support (nor or, as stated in clause 3.5, any underwriting) for the Offer.

(b)	Without limiting clause 6.5(a), the Lead Manager has no liability whatever if any person applying for Offer Securities under the Institutional Offer breaches any agreement for the issue to the person of all or any of the Offer Securities allocated to the person, including by failing to pay when due the amount payable for the Offer Securities.
7.	Obligations of the Company
7.1	ASX Approval

The Company must:
(a)	no later than 7 days after the date of the Prospectus apply to ASX for admission to the official list of ASX and for quotation of the Offer Securities by ASX in compliance with the Listing Rules, the Corporations Act and according to the Prospectus; and

(b)	use all reasonable endeavours to ensure that ASX Approval (subject only to customary listing and quotation conditions imposed by ASX) is obtained before the Settlement Date;

(c)	use all reasonable endeavours to ensure that all conditions of ASX Approval are satisfied to enable the Offer Securities to be admitted to quotation as soon as is reasonably practicable and in any event no later than the Quotation Date; and

(d)	deliver to the Lead Manager, on the same day on which it is received or sent, copies of each item of correspondence received and sent by the Company that relates to the application for ASX Approval.
7.2	Designated Bank Account

The Company must:
(a)	open a Designated Bank Account before the Offer Opening Date; and

(b)	ensure that the Application Money (if any) deposited in the Designated Bank Account is not withdrawn until the earlier of:
(i)	the issue of the Offer Securities; or

(ii)	the withdrawal of the Offer and return of Application Monies to Applicants.

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8.	Due Diligence Investigations
8.1	Due Diligence

Until Completion or the earlier termination of this agreement in accordance with its terms, the Company must:
(a)	make such enquiries as are reasonable; and

(b)	exercise due diligence,
to ensure that:
(c)	there are no omissions from the Prospectus of information required to be included by the Corporations Act or otherwise;

(d)	that the statements included in the Prospectus are not misleading or deceptive, and do not become misleading or deceptive.
8.2	Due Diligence Committee

The Company confirms that it has established a Due Diligence Committee to assist in complying with its obligations under clause 8.1.

8.3	Due Diligence Report

The Company must provide the Lead Manager with full and free access to, and on request, copies of the Due Diligence Report and all materials and documents used or created in connection with the Due Diligence Investigations, on receipt of reasonable notice from the Lead Manager, and must maintain those materials and documents for at least seven years from Completion for that purpose. The Lead Manager must keep and must procure that it and its advisers keep confidential all information obtained under this clause 8.3, other than:
(a)	as required by law, the Listing Rules or the requirements of any governmental agency;

(b)	that the Lead Manager may provide such information to its advisers to obtain advice in relation to the Offer, in which case it must ensure that its advisers keep such information confidential to the extent required hereunder;

(c)	for purposes which directly relate to the Offer or the preparation of the Prospectus; or

(d)	as needed in relation to any actual or potential claim against the Lead Manager, its Related Bodies Corporate and directors, officers, employees and advisers of each of them in relation to the Offer or the Prospectus, for so long as such information remains confidential information and that such persons only use such information in connection with the Offer or any Inquiry.

8.4	Access to premises, books and records

The Company agrees to allow the Lead Manager and its officers and advisers full and free access to the personnel, premises, books and records of the Company and its Related Bodies Corporate at all reasonable times:
(a)	before Completion; or

(b)	during any regulatory enquiry or litigation proceedings in relation to the Offer, to enable the Lead Manager to obtain any information about the Group and any matters which the Lead Manager reasonably requires in relation to the Offer. The Company must provide any information, assistance and facilities which the Lead Manager reasonably requires for those purposes.

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8.5	ASX and ASIC

Without limiting the generality of clause 8.4, the Company must promptly provide the Lead Manager with copies of all submissions and notices to, correspondence with and approvals of, ASIC and ASX relating to the Prospectus or the Offer, evidence of the lodging of the Prospectus with ASIC and any other similar material relating to the Prospectus or the Offer.

8.6	Supplementary Prospectus

Without prejudice to any right of the Lead Manager to terminate this agreement, if the Company becomes aware of or is notified of any matter that would require the Company to lodge a Supplementary Prospectus with ASIC, the Company must immediately notify the Lead Manager and the Company must:
(a)	if required by the Lead Manager, as soon as practicable and in any event within 3 Business Days, lodge a Supplementary Prospectus with ASIC, in a form approved in writing by the Lead Manager, such approval not to be unreasonably withheld or delayed; and

(b)	make any related filings or lodgements with any Governmental Agency required under any applicable law (including any related filings required to be made with the U.S. Securities and Exchange Commission of, or in connection with, the US Offer Documentation), any such filings to be in form and substance approved by the Lead Manager, such approval not to be unreasonably withheld or delayed.
9.	Representations, warranties and undertakings
9.1	Warranties

The Company represents and warrants to the Lead Manager, that each of the warranties set out in Schedule 2 is true and correct in material all respects as at the date of this agreement and will remain so at all times until Completion or the earlier termination of this agreement in accordance with its terms.

9.2	Undertakings

The Company undertakes to the Lead Manager that it will:
(a)	not, before Completion, breach, nor permit any Related Body Corporate to breach, or be involved in or acquiesce to any breach of:
(i)	the Constitution or the constitution or constituent or governing documents of a Related Body Corporate;

(ii)	the Corporations Act;

(iii)	any other applicable law or regulation;

(iv)	the Listing Rules;

(v)	any legally binding requirement of ASIC, ASX or any other Governmental Agency; or

(vi)	the ASIC Modifications, the ASIC Deed or the ASX Waivers;
(b)	until Completion, carry on its business and procure that each other member of its Group carries on its business in the ordinary course

(c)	not, before Completion, dispose of or license, nor agree to dispose of or license, the whole, or a substantial part, of its business or property (except where already contemplated in the Prospectus) without the prior written consent of the Lead Manager;

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(d)	not, before Completion, make any written statements or announcements to ASX or to another person in relation to the Offer, or issue any press releases directly or indirectly in respect of the Offer (including without limitation, the progress or results of the Offer), the Prospectus or the Company without prior consultation with, and the prior written consent of, the Lead Manager (such consent not to be unreasonably withheld or delayed) ; and

(e)	not make any material amendment to the terms of the material contracts referred to in the Prospectus without the prior written consent of the Lead Manager (such consent not to be unreasonably withheld or delayed).;

(f)	obtain the prior written consent of the Lead Manager to any amendment to any Disclosure Document, such consent not to be unreasonably withheld or delayed;

(g)	ensure that each of its directors, as at the date of the Prospectus, has consented, and are stated in the Prospectus as having consented, to the lodgement of the Prospectus;

(h)	not, before Completion, other than as contemplated in the Prospectus, vary any term of the Constitution or permit the Constitution to be varied without the prior written consent of the Lead Manager to the terms of the variation, such consent not to be unreasonably withheld or delayed;

(i)	maintain and permit the Lead Manager to inspect at any reasonable time accurate records of the receipt of applications, the banking of application monies, the processing of applications and the despatch of holding statements in respect of the Offer Securities issued as a result of the Offer; and

(j)	until the Offer Closing Date, use best endeavours to undertake an advertising and marketing campaign for the Offer.
9.3	Notification to Lead Manager

The Company must notify the Lead Manager immediately it becomes aware of:
(a)	the occurrence of any event set out in Schedule 3;

(b)	any breach of this agreement including any representation, warranty or undertaking contained in this agreement;

(c)	any proposal to lodge with ASIC a Supplementary Prospectus; or

(d)	any of the following occurring in relation to the Offer or the Prospectus:
(i)	ASIC issuing an order (including an interim order);

(ii)	ASIC holding a hearing;

(iii)	an application being made by ASIC for an order in relation to the Offer or the Prospectus;

(iv)	ASIC commencing any investigation or hearing under Part 3 of the Australian Securities and Investments Commission Act 2001 (Cth); or

(v)	any person other than the Lead Manager who has previously consented to the inclusion of their name in the Prospectus or to be named in the Prospectus withdrawing that consent.
9.4	Moratorium

Except as disclosed in the Prospectus, the Company must not:
(a)	without the prior written consent of the Lead Manager, at any time after the date of this agreement and before the expiration of 180 days after the Issue Date, issue or agree to

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issue or indicate in any way that it may or will issue or agree to issue any shares (including Shares), options to acquire shares (including Shares), or other interests or securities in the Company, other than pursuant to the Offer or this agreement or under the Equity Incentive Plan described in the Prospectus;

(b)	in any way reduce, reorganise, or otherwise alter the Company’s capital structure, or agree or announce an intention to do any of those things, without the prior written consent of the Lead Manager at any time after the date of this agreement and before the expiration of 180 days after the Issue Date.
9.5	Undertakings by the Lead Manager

Subject to the Company performing its obligations under this agreement, the Lead Manager:
(a)	will perform its obligations under this agreement in accordance with all applicable laws (except to the extent that breach is caused or contributed to by the act or omission of the Company, a Related Body Corporate of the Company or any of their respective officers, employees or advisers or caused by reliance on information contained in the Prospectus or any other Disclosure Document or other information provided by the Company in relation to the affairs of the Company);

(b)	will perform its obligations under this agreement in the manner contemplated in the Prospectus and otherwise on the terms of this agreement;

(c)	will seek to procure subscriptions for Offer Securities under the Institutional Offer, only from persons who have represented to the Lead Managers that they are Institutional Investors;

(d)	confirms that it will not seek to procure subscriptions for Offer Securities from investors in any jurisdiction outside Australia, New Zealand, the United States, Hong Kong, Singapore and the United Kingdom without the prior written consent of the Company; and

(e)	confirms that, in respect of the conduct of the Offer in Hong Kong, Singapore and the United Kingdom, it will only seek to procure subscriptions for Offer Securities from investors in those countries who are Institutional Investors.
10.	Fees and expenses
10.1	Management and placing fee

The Company must pay to the Lead Manager in cleared funds a management and placing fee equal to:
(a)	A$3.5 million; plus

(b)	5% of the Non-US Offer Proceeds in excess of A$70 million; plus

(c)	A$50,000 for out of scope work.
exclusive of GST, on the Settlement Date.

10.2	Reimbursement of expenses

The Company must:
(a)	pay or reimburse the Lead Manager for all reasonable expenses (including any applicable GST in accordance with clause 14.5) incurred by the Lead Manager in connection with this agreement, the Prospectus and the Offer including:

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(i)	legal fees of the Lead Manager;

(ii)	marketing, travel, postage, printing and accommodation expenses and other costs, fees, commissions, disbursements, charges, taxes or duties (including the marketing, travel, postage, printing and accommodation expenses and other costs and disbursements incurred by a Lead Broker in respect of the Offer and charged to the Lead Manager but excluding the fees in respect of the Offer payable by the Lead Manager to a Lead Broker);
(b)	pay all other reasonable costs and expenses of and incidental to the Offer including costs and expenses for promotion, advertising and roadshows (including international travel expenses) and brokerage (including such costs and expenses incurred by a Lead Broker and charged to the Lead Manager);

(c)	pay all costs and expenses payable in relation to completion of the Offer (on a delivery versus payment basis) including any fees or charges payable by the Lead Manager or a Lead Broker to ASX or ASX Settlement; and

(d)	pay reasonable costs in respect of any review of the Prospectus undertaken by ASX or ASIC or any other Governmental Agency, as soon as reasonably practicable after a request for payment or reimbursement by the Company is made by the Lead Manager. The Lead Manager’s right to reimbursement for travel will be based on business class travel and the Lead Manager undertakes not to incur any individual expense for which reimbursement will be sought exceeding A$1,000 without the Company’s prior approval. All payments or reimbursements under this clause 10.2 shall be in Australian dollars.

10.3	Direction to pay

The Lead Manager may obtain, and the Company, on the Lead Manger’s request shall provide, a direction to the Company’s bankers to pay on the Settlement Date (or, if earlier, immediately upon the issue of any Offer Securities under the Offer) all amounts payable to the Lead Manager under this agreement (including this clause 10) directly from the Designated Bank Account or any other bank account of the Company into which Offer Proceeds are received.

10.4	Fees on termination, break fee and alternate transaction fee

If this agreement is terminated pursuant to clause 2.5 or clause 11 or the Offer does not proceed or is not completed for any reason:
(a)	the Company is obliged to pay or reimburse the Lead Manager for the costs and expenses referred to in clause 10.2

(b)	subject to clause 10.4(c), the Company is not obliged to pay the fees referred to in clause 10.1;

(c)	other than where the termination occurred, or the Offer did not proceed or was not completed, due to the Lead Manager’s fraud, recklessness, wilful misconduct or gross negligence or material breach of this agreement:
(i)	the Company must pay the Lead Manager a break fee of US$225,000 (exclusive of GST); and

(ii)	if the Company or a Related Body corporate of the Company decides to undertake the same transaction or a transaction substantially similar to the Offer, or another financing transaction, or a trade sale or enters into a joint venture arrangement or licensing deal (Alternate Transaction) any time within 12 months after the date of this agreement, the Company must pay to the Lead Manager the a fee of 3.5% of the total gross amount raised or the consideration received under the Alternate

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Transaction (exclusive of GST) immediately upon completion of the Alternate Transaction.
10.5	Set off

The Lead Manager may set off all amounts payable or reimbursable by the Company under this clause 10 against any payment obligation owed to the Company by the Lead Manager or its Related Bodies Corporate.

10.6	Lead Manager’ own costs

The Lead Manager is responsible for paying any fees (but not costs, expenses or disbursements) payable to co-managers or brokers appointed by it in relation to the Offer out of the fees it receives from the Company under clause 10.1.
11.	Relief from the Lead Manager’s Obligations
11.1	Right to terminate

Subject to clause 11.2, the Lead Manager may terminate this agreement at any time before Completion by written notice to the Company if an event set out in Schedule 3 occurs, without cost or liability to the Lead Manager (other than with respect to any antecedent breach of this agreement by the Lead Manager).

11.2	Limitation on right to terminate

If an event specified in Part 2 of Schedule 3 occurs, the Lead Manager can only exercise its rights under clause 11.1 if the Lead Manager determines reasonably and in good faith that the event:
(a)	has or would have a material adverse effect on:
(i)	the Offer (including the marketing, success, acceptance or settlement of the Offer) or Completion; or

(ii)	the price at which Offer Securities may trade on ASX after their quotation; or

(iii)	the willingness of investors to pay the Offer Price for the Offer Securities; or
(b)	could create a liability for the Lead Manager under the Corporations Act or any other law or regulation.
11.3	Notification to Lead Manager

The Company must notify the Lead Manager as soon as it becomes aware that any of the events set out in Schedule 3 has occurred. A notice given under this clause must specify the event or events in relation to which the notice is given.

11.4	Effect of termination

If this agreement is terminated pursuant to clause 2 or 11.1 or the Offer does not proceed or is not completed for any reason:
(a)	clause 10.4 shall apply in respect of the Lead Manager’s fees and expenses;

(b)	the Lead Manager shall continue to be entitled to the benefit of the indemnity referred to in clause 12; and

(c)	subject to clauses 11.4(a), 11.4(b) and 13, the parties will be relieved of all further obligations under this agreement, other than in respect of any antecedent breach of this agreement.

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11.5	Claims

Nothing contained in this clause 11 will prejudice or nullify any Claim (as defined in clause 12.1) for damages or other right which the Lead Manager or any other Indemnified may have against the Company, or which the Company may have against the Lead Manager, for or arising out of any breach of covenant, warranty or representation or failure to observe or perform an obligation under this agreement.

11.6	Waiver

The Lead Manager may, by written notice to the Company, waive any of its rights under clause 11.1. Any waiver will only affect the Lead Manager’ rights in relation to the particular event expressly referred to in the notice.
12.	Indemnity
12.1	Clause definitions

In this clause 12:
(a)	Claim means, in relation to a party or other person, a demand, claim, action or proceeding made or brought against by or against the party or person, however arising and whether present, unascertained, immediate, future or contingent;

(b)	Indemnified has the meaning given in clause 12.3; and

(c)	Liabilities means Claims, losses, liabilities, costs (including reasonable legal costs on a solicitor and own client basis and whether incurred by or awarded against the Indemnified) or expenses of any kind however arising, including penalties, fines and interest, and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.
12.2	Company to indemnify
(a)	Subject to clause 12.3, the Company indemnifies, and undertakes to keep indemnified, the Lead Manager and its related bodies corporate (within the meaning of the Corporations Act) and their respective directors, officers, employees and advisers (as the case may be) (Indemnified) against all Liabilities that any of the Indemnified may sustain or incur as a result of the appointment of the Lead Manger pursuant to this agreement, whether directly or indirectly, including (without limitation) as a result of:
(i)	a representation or warranty given under clause 9 being untrue;

(ii)	the Company breaching this agreement or failing to perform or observe any of its obligations under this agreement;

(iii)	a Claim brought by a third party against the Lead Manager in relation to the Offer, Prospectus or other Disclosure Document;

(iv)	the application for or issue of the Offer Securities;

(v)	any statement in the Disclosure Documents being misleading or deceptive (including by omission);

(vi)	any announcement, advertising, publicity or other promotion made or distributed by the Company or any Indemnified (or on behalf of an Indemnified) with the prior consent of the Company including as to the content of any such announcement, advertising, publicity or promotion in relation to the Prospectus or the Offer; or

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(vii)	any investigations, enquiries, legal proceedings or review of the Prospectus or Offer undertaken by ASIC, ASX or any other Governmental Agency.
Each of the paragraphs in this clause 12.2(a) will be construed independently and no paragraph will be limited by implication arising from any other paragraph.

(b)	The indemnity in clause 12.2(a) is given to the Lead Manager on behalf of itself and the Indemnified, and may be enforced by an Indemnified directly or on that Indemnified’s behalf by the Lead Manager.

(c)	It is not necessary for an Indemnified to incur expense or make payment before enforcing a right of indemnity under this agreement.

(d)	Without limiting any other provision of this clause 12, the Company shall pay to an Indemnified any amount payable by the Company to the Indemnified under this clause 12 promptly upon request for payment by the Indemnified (or the Lead Manger on behalf of the Indemnified).
12.3	Limitation on indemnity

The indemnity contained in clause 12.2 does not apply to an Indemnified to the extent to which any Liability of the Indemnified:
(a)	is agreed or finally judicially determined by a court of competent jurisdiction to have resulted primarily from an Indemnified’s fraud, recklessness, wilful misconduct or gross negligence or a material breach of this agreement by an Indemnified Party, except to the extent caused, induced or contributed to by the acts or omissions of the Company or its officers or employees, or caused by an Indemnified’s reliance on information contained in the Prospectus or other information provided by or on behalf of the Company or its officers or employees;

(b)	results from any penalty or fine which that Indemnified is required to pay for any contravention by it of the Corporations Act or other applicable law, except to the extent caused, induced or contributed to by the acts or omissions of the Company or its officers or employees, or caused by an Indemnified’s reliance on information contained in the Prospectus or other information provided by or on behalf of the Company or its officers or employees; or

(c)	represents any amount in respect of which the indemnities would be illegal, void or unenforceable under any applicable law; or

(d)	represents any loss of any fee which may have been (but had not yet become) payable to the Lead Manager under this agreement if the agreement had not been terminated.
12.4	Contribution
(a)	If for any reason the indemnity in clause 12.2 is unavailable to an Indemnified or insufficient to indemnify it under clause 12.2 in respect of any Liability (other than by the operation of clause12.2), then the Company must contribute to the amount paid or payable by the Indemnified as a result of the Liability in such proportion as is appropriate to reflect the relative fault or involvement in the act complained of by the Company on the one hand and the Lead Manager on the other in respect of the Liability.

(b)	The amount paid or payable by the Company as a result of a Liability referred to above in this clause 12.4 will be deemed to include any legal or other expenses reasonably incurred by the Indemnified in connection with investigating or defending any such action or claim.

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12.5	No excess contribution

The Company agrees that in no event will all the Indemnifieds collectively be required to contribute under clause 12.4, an aggregate amount that exceeds the total of the fees payable under clause 10.1 to the Lead Manager.

12.6	Notice of potential action
(a)	If any Indemnified receives notice of any act, matter or thing which in the opinion of the Indemnified will give rise to an action or proceeding against any Indemnified in relation to which the Company would be required to indemnify any of them under clause 12.1, then the relevant person must promptly notify the Company giving full details so far as is practicable, and in any event notify the Company within 10 Business Days of it forming that opinion.

(b)	Failure on the part of an Indemnified to notify the Company in accordance with clause 12.6(a) will not release the Company from any obligation or liability which it may have pursuant to this agreement except that such liability will be reduced in relation to that Indemnified to the extent to which the Company has suffered damage or loss or the amount the subject of the indemnity under clause 12.1has increased as a result of the failure to so notify.
12.7	Conduct of proceedings

The Company is, subject to clause 12.10, entitled to defend or to institute legal or other proceedings of the type referred to in clause 12.6 in the name of any of the Indemnifieds and to have those proceedings conducted under the sole management and control of the Company provided that:
(a)	the Company diligently pursues or defends any such proceedings;

(b)	the Indemnified has the right to information, consultation and representation concerning the development and defence of any litigation or threatened litigation; and

(c)	without limiting clause 12.11, no admission of liability or compromise in connection with the claim or action may take place without the appropriate Indemnified’s prior written consent (such consent not to be unreasonably withheld) and an unconditional release of the relevant Indemnified arising out of such Claims.
12.8	Obligations of Indemnified

Each Indemnified, subject only to clauses 12.9 and 12.10, is required, and the Lead Manager must take reasonable steps to cause the Indemnified:
(a)	promptly to take such reasonable action as the Company requests to avoid, dispute, resist, appeal, compromise or defend the Claim or any adjudication in respect of it;

(b)	not to settle any Claim without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) unless such settlement includes an unconditional release of the Company from all liability arising out of such Claim;

(c)	promptly to give all reasonable assistance and co-operation to the Company in the conduct of any Claim, including providing the Company with any documents in their possession (other than those which, in its reasonable opinion, are protected by legal professional privilege) and signing all documents, authorities and directions which the Company may reasonably require for the prosecution or advancement of any legal or other proceedings; and

(d)	to do anything reasonably necessary or desirable to ensure that the Company is subrogated to and enjoys the benefit of the rights of the Indemnified in relation to any cross claim and

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to render such assistance as may be reasonably requested by the Company for that purpose.

12.9	Damage to reputation

An Indemnified is under no obligation to take or refrain from taking any action under clause 12.8 if to do so would, in the reasonable opinion of the Indemnified, lead to a risk of material damage to its reputation or standing.

12.10	Further indemnity

The Indemnifieds are under no obligations under clause 12.8, nor are the terms of clause 12.7 to apply, unless, at the time at which the Company requests any of the Indemnifieds to take any action, the Company irrevocably and unconditionally agrees in a form acceptable to the Indemnifieds to indemnify those Indemnifieds against all Liabilities directly or indirectly incurred by or awarded against the Indemnifieds in taking the action required, as and when they fall due, including legal costs and disbursements of their lawyers on a full indemnity basis and the cost of any involvement of any officers of the Indemnifieds at normal commercial rates, unless such Liabilities result from the fraud, recklessness, wilful misconduct or gross negligence of, or material breach of this agreement by, the relevant Indemnifieds.

12.11	Settlement of Claims

The Company must not, without the prior written consent of the Lead Manager, settle any pending or threatened Claim of whatever nature and in whatever jurisdiction which refers or relates or arises from, directly or indirectly, this agreement or the Offer, and to which the Lead Manager or another Indemnified is party, unless the settlement:
(a)	includes a provision unconditionally releasing the Lead Manager (and each Indemnified) from all Claims by any releasing party related to or arising from, directly or indirectly, this agreement or the Offer; and

(b)	does not include any statement or acknowledgement of fault or liability on the part of any Indemnified.
12.12	Release
(a)	The Company agrees that no Claim may be made by it against an Indemnified, and the Company unconditionally and irrevocably releases and discharges the Indemnified, from any Claim that may be made by it to recover from the Indemnified any Liabilities suffered or incurred by the Company arising directly or indirectly as a result of the participation of that Indemnified in the preparation of the Prospectus, the Due Diligence Investigations, or in relation to the making or conduct of the Offer, except to the extent those Liabilities are agreed or finally judicially determined by a court of competent jurisdiction to have resulted from the fraud, recklessness, wilful misconduct or gross negligence of the Indemnified or a material breach of this agreement by an Indemnified.

(b)	No Indemnified is liable for any indirect or consequential loss or damage, even if the Company is advised of the possibility of such loss or damage and irrespective of whether any Claim for damages is made in negligence, for breach of contract or statute or otherwise.

(c)	No Claim may be made by the Company against any officer, employee, adviser or agent of the Lead Manager or any related body corporate of the Lead Manager (Released Parties), and the Company unconditionally and irrevocably releases and discharges each Released Party from any Claim that may be made by it to recover from any Released Party any Liability incurred or sustained by the Company arising directly or indirectly as a result

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of the participation of that Released Party in the preparation of the Prospectus or the Due Diligence Investigations, or in relation to the making or conduct of the Offer.
12.13	Benefit and enforcement
(a)	Further to clause 12.2(b), the Lead Manager holds the provisions of this clause 12 for itself and as agent and trustee of the other Indemnified who are not party to this agreement, and accordingly accepts the full benefit of this clause 12 on behalf of the Indemnified who shall to this extent be taken to be parties to this agreement.

(b)	Despite clause 12.13(a), the Lead Manager may enter into any agreement with any person and deal with its rights under this clause 12 without regard to the interests of any other Indemnified.
12.14	Approval does not prejudice

Any approval or consent given by the Lead Manager to any act, matter or thing does not waive or in any way prejudice the right of the Indemnified to the indemnity contained in clause 12.2.
13.	Continuing obligations
Each of the:
(a)	indemnity in, and the obligations and undertakings of the Company under, clause 12; and

(b)	the obligations of the Company under clause 10.4,
is a continuing obligation, separate from and independent of the other obligations of the Company and continues in full force after the date of the termination of this agreement.
14.	Goods and services tax
14.1	Interpretation

In this clause:
(a)	expressions which are not defined, but which have a defined meaning in GST Law, have the same meaning; and

(b)	“GST Law” has the meaning given to that expression in the GST Act.
14.2	Consideration is exclusive of GST

Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under or in accordance with this agreement are exclusive of GST.

14.3	Recipient to pay an additional amount

If GST is imposed on any supply made under or in accordance with this agreement then:
(a)	the recipient of the taxable supply must pay to the supplier an additional amount equal to the GST payable on that supply (GST Amount); and

(b)	payment of the GST Amount will be made at the same time as payment for the taxable supply is required to be made in accordance with this agreement.
14.4	Tax Invoice

A party need not make a payment for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

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14.5	Reimbursement

If this document requires a party to pay for, reimburse or contribute to any expense, loss or outgoing (reimbursable expense) suffered or incurred by another party, the amount required to be paid, reimbursed or contributed by the first party will be the amount of the reimbursable expense net of input tax credits (if any) to which the other party is entitled in respect of the reimbursable expense, plus any GST payable by the other party.

14.6	Adjustment events

If at any time an adjustment event arises in respect of any supply made by a party under this agreement, a corresponding adjustment must be made between the parties in respect of any amount paid to that party by the other party pursuant to clause 14.3 and payments to give effect to the adjustment must be made and the supplier must issue an adjustment note.

14.7	Misconstrued supply

If a supply made under or in connection with this agreement is treated by the supplier as a supply but not a taxable supply (misconstrued supply) and the supplier subsequently becomes aware that the supply is a taxable supply, the recipient must pay (without set off, deduction or requirement for demand), to the supplier the amount on account of GST calculated for that supply in accordance with paragraph 14.3 upon receipt of a valid tax invoice.

14.8	GST excluded from formulas and calculations

If a payment to be made under this document is calculated as a percentage of or by reference to another amount or revenue stream, that payment shall be calculated as a percentage of or by reference to that other amount or revenue stream net of any GST component.
15.	Notices and other communications
15.1	Service of notices

A notice, demand, consent, approval or communication under this agreement (Notice) must be:
(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post or facsimile to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.
15.2	Effective on receipt

A Notice given in accordance with clause 15.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:
(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, two Business Days after the date of posting (or seven Business Days after the date of posting if posted to or from a place outside Australia);

(c)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

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16.	Miscellaneous
16.1	Alterations

This agreement may only be altered, including in a manner adverse to the interests of an Indemnified (as defined in clause 12.2), in writing signed by each of the Company and the Lead Manager.

16.2	Assignment

A party may only assign this agreement or a right under this agreement with the prior written consent of the other party.

16.3	Costs

The Company must pay its own costs of negotiating, preparing and executing this agreement.

16.4	Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this agreement must be paid by the Company.

16.5	Survival

Any indemnity or any obligation of confidence under this agreement is independent and survives termination of this agreement. Any other term by its nature intended to survive termination of this agreement survives termination of this agreement.

16.6	Counterparts

This agreement may be executed in counterparts. All executed counterparts constitute one document.

16.7	No merger

The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

16.8	Entire agreement
(a)	This agreement and the Mandate Letter constitute the entire agreement between the parties in connection with their subject matter and supersede all previous agreements or understandings between the parties in connection with their subject matter.

(b)	This agreement prevails over the Mandate Letter to the extent of any inconsistency between them.
16.9	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transactions contemplated by it.

16.10	Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

16.11	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

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16.12	Relationship

Except where this agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

16.13	Confidentiality

A party may only use confidential information of another party for the purposes of this agreement, and must keep the existence and the terms of this agreement and any confidential information of another party confidential except where:
(a)	the information is public knowledge (but not because of a breach of this agreement) or the party has independently created the information;

(b)	disclosure is required by law or a regulatory body (including a relevant stock exchange); or

(c)	disclosure is made to a person who must know for the purposes of this agreement on the basis that the person keeps the information confidential.
16.14	Conflict of interest

The Lead Manager’s rights and remedies under this agreement may be exercised even if this involves a conflict of duty or it has a personal interest in their exercise. The Company further acknowledges that the Lead Manager does not owe any duty to disclose to the Company or utilise for the benefit of the Company any information acquired in the course of providing services to any other person, engaging in any other transaction or otherwise carrying on its business or any obligation to refrain from undertaking any other transaction or otherwise carrying on any aspect of its business.

16.15	Time of essence

Time is of the essence in this agreement.

16.16	Governing law and jurisdiction

This agreement is governed by the law of New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

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Schedule 1 — Timetable
(clause 1)

Event	Date

Lodgement Date	12 November 2010

Offer Opening Date	22 November 2010

Application for listing and quotation lodged with ASX	19 November 2010

Offer Closing Date	6 December 2010

Allocation Date	10 December 2010

Settlement Date	10 December 2010

Quotation Date (date on which Offer Securities commence deferred settlement trading on ASX)	13 December 2010
Note: The dates referred to above may be varied under clause 4.1.

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Schedule 2 — Warranties by the Company
(clause 9)
1.	(Power) The Company has power to make the Offer and to enter into, perform all of its obligations under, and be bound by all of the terms and conditions of, this agreement.

2.	(Authority) All approvals and authorities that may be required to permit the Company to enter into this agreement and to perform this agreement in accordance with its terms have been obtained and remain valid and subsisting.

3.	(Agreement binding) This agreement is a valid and binding obligation of the Company.

4.	(No Contravention) Neither the entry into nor the performance by the Company of this agreement will conflict with, result in a breach or default of any material terms of, or violate in any material respect:
(a)	any law or regulation;

(b)	the Constitution or the constitution or constituent or governing documents of a Related Body Corporate;

(c)	any document, agreement or other arrangement binding on a Group member or its assets; or

(d)	any judgment binding on a Group member;

(e)	any Authorisation, or order of any Governmental Agency, binding on a Group member.
5.	(Incorporation) each Group member is duly incorporated and validly subsisting as a corporation in good standing (to the extent such concept has meaning under applicable law) under the laws of its jurisdiction of incorporation.

6.	(Offer Securities) The Offer Securities:
(a)	will be validly issued on the terms of this agreement;

(b)	investors who acquire the Offer Securities will acquire marketable title, free from all liens, security interests, charges and other encumbrances; and

(c)	will not be subject to any pre-emptive or similar right and the issue of the Offer Securities will not breach any obligation binding on a Group member.
7.	(Shares) All of the issued shares in the capital of:
(a)	the Company have been duly and validly authorised and issued, are fully paid and conform to the description of the Shares contained in the Prospectus; and

(b)	each subsidiary of the Company have been duly and validly authorised and issued, are fully paid and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.
8.	(No share issue obligations) Except as disclosed in the Prospectus, there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase or

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acquire from the Company, or obligations of the Company to issue, the Offer Securities or any other class of shares or securities in the capital of the Company.

9.	(Prospectus compliance) The Prospectus complies with the Corporations Act, the Listing Rules and all other applicable laws and binding regulations, does not omit information required to be included in the Prospectus under the Corporations Act, and the issue and distribution of the Prospectus will not constitute conduct by any person which is misleading or deceptive.

10.	(Disclosure Documents — international compliance) Each Disclosure Document used in connection with the conduct of the Offer outside of Australia complies with all applicable laws and regulations in those jurisdictions outside Australia in which the Offer is being made and will not omit information required to be included in the Disclosure Document under applicable laws and regulations.

11.	(No misleading statements) The Disclosure Documents will not contain any statements which are misleading or deceptive or likely to mislead or deceive and do not omit information necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All expressions of opinion, intention and expectation contained in the Disclosure Documents are truly and honestly held.

12.	(Forward looking statements) Any forward looking statements (including the assumptions described therein) included in a Disclosure Document were made after due and careful inquiry in good faith using reasonable assumptions and have been properly made on the bases described therein.

13.	(Due Diligence Committee) all the components of the due diligence system and procedures have been, or will prior to the lodgement of the Prospectus be, implemented in accordance with the Due Diligence Planning Memorandum in all material respects and:
(a)	verification of the Prospectus has been, or will prior to the lodgement of the Prospectus be, carried out in accordance with the Due Diligence Planning Memorandum to the satisfaction of the Due Diligence Committee and by appropriately qualified persons and the documents evidencing the verification have been retained by the Company; and

(b)	all reports required to be issued and referred to in the Due Diligence Planning Memorandum have been, or will prior to the lodgement of the Prospectus be, so issued to the satisfaction of the Due Diligence Committee.
14.	(On going due diligence) The Company has made and will continue until Completion to make reasonable enquiries to ensure that there are no omissions from the Disclosure Documents of information required by the Corporations Act (or any other applicable law or regulation) and that the statements included in the Disclosure Documents are true and not misleading or deceptive, and do not become misleading or deceptive and do not constitute conduct by any person which is misleading or deceptive.

15.	(Information accurate) None of the information provided to the Lead Manager by the Company or its employees or agents is misleading or deceptive and nothing has been omitted from that information which would make it misleading or deceptive.

16.	(Publications) Any publication, offer marketing materials and any announcements, advertisements or publicity, made or published by the Company or on its behalf in relation to the Offer any time before Completion will:
(a)	be made in accordance with this agreement;

(b)	not be misleading or deceptive, or likely to mislead or deceive; and

(c)	comply with all applicable laws.

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17.	(Lead Manager’ consent) The Company will obtain the prior written consent of the Lead Manager (such consent not to be unreasonably withheld) to the form and content of, and any amendments to, the Prospectus (or any Supplementary Prospectus) prior to its lodgement with ASIC.

18.	(Eligible for listing) The Company is, or will at the time of apply for admission to the official list of ASX be, eligible under the Listing Rules and other requirements of ASX to be listed on ASX and will not breach the Listing Rules in relation to the making of the Offer.

19.	(Constitution) the copy of the Constitution of the Company provided to the Lead Manager before execution of this agreement is a true, correct and complete copy of the document that will be the Constitution of the Company with effect on and from the Settlement Date.

20.	(Stamp duty) No stamp duty, duty or tax of a similar nature is or will be payable on the issue of Offer Securities to an applicant making an application for Offer Securities.

21.	(Financial statements) Since the date of its last audited financial accounts, and with the exception of the Offer or matters described in the Prospectus:
(a)	each Group member has carried on its business in the ordinary and usual course;

(b)	there has been no change in its assets, liabilities, financial position or performance except for changes in the ordinary course of business; and

(c)	there has been no material adverse change, or any development involving a prospective material adverse change, in the business, condition, financial or otherwise, or in the earnings, results of operations or business affairs of the Group considered as one enterprise, whether or not arising in the ordinary course of business (a Material Adverse Effect).
22.	(Compliance) No Group member is:
(a)	in breach of any provision of the Corporations Act or any other applicable law or regulation (whether relating to the conduct of its business or otherwise) to an extent that is material to the Company or the outcome of the Offer;

(b)	in violation of the Constitution or the constitution or other constituent or governing documents of a Related Body Corporate; or

(c)	in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any such default that would not individually or in aggregate be reasonably expected to have Material Adverse Effect (or a material adverse effect on the performance by the Company of its obligations under this agreement or the outcome of the Offer).
23.	(Future conduct) No Group member will before Completion enter into any agreement or otherwise do any thing which could reasonably be expected to have an adverse effect on the outcome of the Offer.

24.	(Litigation) Except as disclosed in the Prospectus, no Group member is engaged in or threatened with any legal action and there are no circumstances known or which on reasonable enquiry would be known to the Company that are likely to give rise to any such proceedings.

25.	(Insolvency) No Insolvency Event has occurred with respect to a Group member.

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Schedule 3 — Events causing relief of Lead Manager’ obligations
(clause 11)
PART 1
1.	(ASX Indices fall) The S&P/ASX 200 Index at any time falls to a level which is 90% or less than the level at the close of trading on the date of this agreement and remains below that level for a period of three consecutive Business Days.

2.	(NASDAQ fall) The NASDAQ Composite Index at any time falls to a level which is 90% or less than the level at the close of trading on the date of this agreement and remains below that level for a period of three consecutive Business Days.

3.	(Withdrawal) The Company withdraws the Prospectus, any Supplementary Prospectus, the Registration Statement, any of the US Offer Documentation or the Offer.

4.	(Change of material terms) The Company changes the material terms of the Offer as set out in the Prospectus (or any Supplementary Prospectus).

5.	(Minimum subscription condition not satisfied) Any minimum subscription condition that is stated in the Prospectus is not satisfied by 5.00pm on the Offer Closing Date.

6.	(Net proceeds less than US$50 million) Based on the Valid Applications received by 5.00pm on the Offer Closing Date, in the reasonable opinion of the Lead Manger, the net proceeds of the Offer (being the Offer Proceeds less all costs and expenses of the Offer) will not exceed US$50 million.

7.	(Listing and quotation)
(a)	ASX makes an official statement to any person, or indicates to the Company or the Lead Manager that:
(i)	the Company will not be admitted to the official list of ASX;

(ii)	ASX Approval will not be given; or

(iii)	ASX Approval will be given but that the Company will not be admitted to the official list of ASX or the Offer securities will not be quoted by ASX before 31 January 2011.
(b)	ASX Approval (subject only to customary listing and quotation conditions imposed by ASX) has not been given before the Settlement Date.
8.	(Prospectus/Disclosure Documents) Without limiting any other paragraph of this schedule:
(a)	there is an material omission from the Prospectus or any other Disclosure Document of information required by the Corporations Act or any other applicable law or requirement;

(b)	the Prospectus or any other Disclosure Document contains a misleading or deceptive statement;

(c)	a statement in the Prospectus or any other Disclosure Document becomes misleading or deceptive;

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(d)	a matter referred to in section 719 of the Corporations Act occurs in respect of the Prospectus;

(e)	a Disclosure Document does not comply with any applicable law.
9.	(Certificate) A statement in any Confirmation Certificate is untrue or incorrect in any material respect.

10.	(Due Diligence Report) The Due Diligence Report or any other information supplied by or on behalf of the Company to the Lead Manager in relation to Shares, Offer Securities, the Company, or the Offer, is untrue, incorrect, misleading or deceptive in a material respect.

11.	(Corporations Act) Without limiting any other paragraph of this schedule:
(a)	ASIC applies for an order under section 1324B of the Corporations Act in relation to the Prospectus and the application is not dismissed or withdrawn before the Offer Closing Date;

(b)	a person (other than the Lead Manager) gives a notice under section 730 of the Corporations Act in relation to the Prospectus;

(c)	ASIC gives notice of intention to hold a hearing in relation to the Prospectus, or makes an interim order, under section 739 of the Corporations Act;

(d)	any person (other than the Lead Manager) gives a notice under section 733(3) of the Corporations Act;

(e)	any person (other than the Lead Manager) who consented to the inclusion of a statement in, or to being named in, the Prospectus (or any Supplementary Prospectus) withdraws that consent;

(f)	an application is made by ASIC for an order under Part 9.5 in relation to the Prospectus or ASIC commences any investigation or hearing under Part 3 of the Australian Securities and Investments Commission Act 2001 (Cth) in relation to the Prospectus.
12.	(Supplementary Prospectus) The Lead Manager reasonably forms the view that a Supplementary Prospectus must be lodged with ASIC under section 719 of the Corporations Act and the Company does not lodge a Supplementary Prospectus in the form, with the content and within the time reasonably required by the Lead Manager.

13.	(Insolvency Event) An Insolvency Event occurs with respect to the Company or a Related Body Corporate.

14.	(Change in management) A change to the board of directors or senior management of the Company occurs from those identified in the Prospectus.
PART 2
1.	(Change in Law) There is introduced, or there is a public announcement of a proposal to introduce into any legislature of Australia or the United States, a law or regulation, or a new government policy is adopted by a government in any of those jurisdictions or there is a public announcement of a proposal to adopt a new government policy by such a government (other than a law or government policy announced before the date of this agreement) any of which does or is likely to prohibit, regulate or affect the Offer, capital issues or the taxation treatment of the Offer Securities.

2.	(Breach of significant contracts) A material contract or an agreement referred to in section 11 of the Prospectus is, without the prior written consent of the Lead Manager:

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(a)	breached by the Company or a Related Body Corporate; or

(b)	terminated (whether by breach or otherwise).
3.	(Fails to Comply) The Company or any Related Body Corporate fails to comply in any material way with any of the following:
(a)	a provision of the Constitution or a Related Body’s Corporate’s constitution or constituent or governing documents;

(b)	the Corporations Act or any other law or regulation;

(c)	the Listing Rules; or

(d)	any binding policy of ASIC or any other Governmental Agency or any other requirement, order or request made by or on behalf of ASIC, ASX or any other Governmental Agency.
4.	(Default) A default by the Company in the performance of any of its obligations under this agreement occurs.

5.	(Warranties) a warranty or representation contained in this agreement on the part of the Company is not true or correct.

6.	(Prosecution) Any of the following occur:
(a)	a director or member of senior management of the Company (as listed in the Prospectus) is charged with an indictable offence;

(b)	any Governmental Agency commences any public action against the Company or any of its directors or senior managers in their capacity as a director or senior manager of the Company;

(c)	any director or senior manager of the Company is disqualified from managing a corporation under any law of any jurisdiction; or

(d)	the Company or a director or senior manager of the Company engages in any fraudulent conduct or activity.
7.	(Hostilities) There is an outbreak of hostilities (whether or not war or a national emergency has been declared) not presently existing, or a major escalation in existing hostilities occurs, or a major act of terrorism occurs in or involving any one or more of the following:
(a)	Australia;

(b)	New Zealand;

(c)	the United Kingdom;

(d)	the United States of America;

(e)	any member country of the European Union;
or involving any diplomatic, military, commercial or political establishment of any of those countries elsewhere in the world.

8.	(Adverse change) Any adverse change occurs in the assets, liabilities, financial position or performance, profits, losses or prospects of the Company (or the Group), including any adverse change in the assets, liabilities, financial position or performance, profits, losses or prospects of the Company (or the Group) from those disclosed in the Prospectus.

9.	(Other Events) There is:

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(a)	a suspension or limitation in trading in all securities quoted or listed on ASX, the New York Stock Exchange or the NASDAQ, for one day on which that exchange is open for trading;

(b)	a general moratorium on commercial banking activities in Australia, the United States of America, the United Kingdom or the European Union, is declared by the relevant authorities, or there is a disruption in commercial banking or securities settlement or clearance services in those places; and

(c)	any adverse change or disruption to the existing financial markets, political or economic conditions of, or currency exchange rates or controls in Australia, the United States of America, the United Kingdom or the European Union, or the international financial markets or any adverse change in national or international political, financial or economic conditions.

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Schedule 4 — Confirmation certificate
(clause 6.2)
The Directors
Inteq Limited
Dear Sirs
Offer management agreement
We refer to the offer management agreement made between REVA Medical, Inc. and Inteq Limited relating to the management of the offer of Offer Securities under a prospectus dated [#] 2010 (Offer Management Agreement). Terms used in the Offer Management agreement have the same meanings when used in this letter.
We certify that, at the time of delivery of this certificate to the best of our knowledge and belief after having made due enquiry:
(a)	no event referred to in Schedule 3 to the Offer Management Agreement has occurred;

(b)	the Company has complied in all material respects with all of its obligations:
(a)	under the Offer Management Agreement; and

(b)	in respect of the Offer whether arising under the Corporations Act, the Listing Rules or other applicable law;
(d)	the representations and warranties given by the Company in clause 9 of the Offer Management Agreement are true and correct in all material respects.
Signed by

	←		←

Signature of director		Signature of director

Name of director (print)		Name of director (print)

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Signing page
EXECUTED as an agreement
Executed by REVA Medical, Inc.

	←		←

Signature of duly authorised officer		Signature of duly authorised officer (Please delete as applicable)

Name of duly authorised officer (print)		Name of duly authorised officer (print)

Executed by Inteq Limited

	←		←

Signature of director		Signature of director/company secretary (Please delete as applicable)

Name of director (print)		Name of director/company secretary (print)

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